Date: October 24, 2007

Joe’s Jeans Inc.
formerly known as Innovo Group, Inc
5900 S. Eastern Avenue, Suite 104
Commerce, CA 90040

Ladies and Gentlemen:

We refer to that certain (i) Factoring Agreement dated June 1, 2001, by and between Joe’s Jeans Subsidiary, Inc. formerly known as Joe’s Jeans, Inc. (the “Company”) and The CIT Group/Commercial Services, Inc. (“CIT”), and (ii) that certain Guaranty dated April 11, 2003, as it may be amended from time to time (the “Guaranty”) which was executed by Innovo Group, Inc. (“Guarantor”), with respect to indebtedness owing by the Company to CIT.

Guarantor has advised CIT of a change in its name from Innovo Group, Inc. to Joe’s Jeans Inc. This letter shall confirm our agreement to amend the Guaranty by deleting the name of Innovo Group, Inc. wherever it appears in the Guaranty and by substituting in its place the name Joe’s Jeans Inc. This amendment shall become effective as of the relevant effective date of the name change filed with the Secretary of State for the State of Delaware.

Except as amended above, all of the terms and conditions of the Guaranty are unchanged, and the Guaranty, as amended, shall remain in full force and effect and is hereby confirmed. Affirmed and ratified.

If the foregoing is in accordance with your understanding of our agreement, please so indicate by signing in the place and manner provided below.

Very truly yours,

THE CIT GROUP/

COMMERCIAL SERVICES, INC.

By: /s/ Kulwant Kaur
Name: Kulwant Kaur
Title: Vice President

Read and Agreed to:

JOE’S JEANS INC.

formerly known as Innovo Group, Inc.

By: /s/ Marc Crossman
Name: Marc Crossman
Title: President and CEO